EXHBIT 21.1

OIL STATES INTERNATIONAL, Inc.

SUBSIDIARIES

SUBSIDIARY	STATE/COUNTRY

Acute Technological Services, Inc.	Texas

Capstar Holding, L.L.C.	Delaware

Oil States Energy Services Holding, Inc.	Delaware

Oil States Energy Services L.L.C.	Delaware

Oil States Industries, Inc.	Delaware

Oil States Industries (Asia) Pte Ltd.	Singapore

Oil States Industries (India) Private Limited	India

Oil States Industries (Malaysia), Inc.	Delaware

Oil States Industries (UK) Limited	United Kingdom

Oil States Skagit SMATCO L.L.C.	Delaware

OSES International, LLC	Delaware

Stinger Wellhead Protection (Canada) Incorporated	Alberta, Canada

Tempress Technologies, Inc.	Washington